Exhibit 99.1

Kohl’s Announces CEO Transition Process

•	Board Terminates CEO Ashley Buchanan for Cause

•	Michael Bender Appointed Interim CEO

•	Company Provides Preliminary Expectations for First Quarter 2025 Financial Results

MENOMONEE FALLS, Wis.— Kohl’s Corporation (“Kohl’s” or the “Company”) (NYSE: KSS) today announced that the Kohl’s Board of Directors (the “Board”) has appointed Michael Bender as Interim Chief Executive Officer (CEO), effective immediately. Mr. Bender has served as a Director of the Board since July 2019 and was appointed Board Chair in May 2024.

Mr. Bender’s appointment follows the Board’s decision to terminate Ashley Buchanan for cause. An investigation conducted by outside counsel and overseen by the Audit Committee of the Board determined Mr. Buchanan violated company policies by directing the Company to engage in vendor transactions that involved undisclosed conflicts of interest, which the Board determined to be cause. Mr. Buchanan’s termination is unrelated to the Company’s performance, financial reporting, results of operations and did not involve any other Company personnel. In accordance with the terms of this employment contract, Mr. Buchanan is no longer a member of the Board, and the Company has withdrawn his nomination for election as a Director at the Company’s 2025 Annual Meeting of Shareholders.

The Board will initiate a search to identify a permanent CEO and retain a leading search firm to assist with this process.

“The Board has full confidence in Michael to serve our customers and associates as Interim CEO and deliver on our commitments to our shareholders,” Chair of the Nominating and ESG Committee John Schlifske stated. “Michael brings over three decades of leadership experience across retail and consumer goods companies, having served as CEO of Eyemart Express and in senior roles at Walmart, L Brands and PepsiCo. We look forward to continuing to work closely with Michael as Kohl’s remains focused on operational excellence, simplification, and efficiency to improve long-term financial health and profitability.”

“I am honored to assume the role of Interim CEO at this important time for the Company,” Mr. Bender said. “Working with our talented leadership team, Board, and thousands of associates, I am committed to continuing the execution of our strategic framework to grow shareholder value. Kohl’s has a strong foundation of more than 1,100 conveniently located stores nationwide, serving over 60 million customers. We will continue to build on this foundation as we enhance the value we deliver to our customers and set the stage for meaningful operational and financial progress.”

Mr. Bender served as President and Chief Executive Officer of Eyemart Express, LLC, an optical retailer, from January 2018 to April 2022, having previously acted as President from September 2017 to January 2018. Prior to joining Eyemart Express, Mr. Bender held various executive management positions at Walmart Inc., most recently as Chief Operating Officer of Global eCommerce. Prior to joining Walmart, Mr. Bender held senior positions at Cardinal Health, Inc., Victoria’s Secret for L Brands, Inc., and PepsiCo, Inc. Mr. Bender currently serves as a Director of Acuity Brands (NYSE: AYI) and previously served as a Director of Ryman Hospitality Properties, Inc. (NYSE:RHP).

In accordance with the Company’s corporate governance guidelines, Mr. Bender will remain on the Board but will step down from certain Board committees on which he serves as well as his role as Chair while he serves as Interim CEO. The Board plans to announce a new Chair in due course.

Company Provides Preliminary Expectations for First Quarter 2025 Financial Results

In connection with today’s announcement, Kohl’s is providing preliminary expectations for its financial results for the first quarter of 2025:

For the first quarter 2025, the Company currently expects the following:

•	Comparable sales: In the range of (4.3%) to (4.0%)

•	Operating income: In the range of $40 million to $45 million

•	Diluted EPS: In the range of ($0.24) to ($0.20)

Release of First Quarter 2025 Sales and Earnings Results

Kohl’s will announce its first quarter 2025 earnings results May 29, 2025, at 9:00 a.m. ET. A webcast of the conference call and related presentation materials will be available on the Company’s website at investors.kohls.com, both live and after the call.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s is uniquely positioned to deliver against its long-term strategy and its purpose to take care of families’ realest moments. Kohl’s serves millions of families in its more than 1,100 stores in 49 states, online at Kohls.com, and through the Kohl’s App. With a large national footprint, Kohl’s is committed to making a positive impact in the communities it serves. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Forward-looking statements include the information under “Preliminary Expectations for First Quarter 2025 Financial Results.” Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and the Company undertakes no obligation to update them.

Investor Relations Contact:

Jill Timm, (262) 703-2203, jill.timm@kohls.com

Media Contact:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

Lex Suvanto, lex.suvanto@edelmansmithfield.com